EXHIBIT 11.

                         FHP INTERNATIONAL CORPORATION
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (unaudited)


                                                          For The
    (amounts in thousands,                          Three Months Ended
    except per share data)                             September 30,

                                                1994              1993
                                               _______           _______

    Primary earnings per share
      attributable to common stock:
       Net income attributable to
         common stock                          $15,215           $11,246
                                               =======           =======
       Weighted average number of
         common shares and common
         share equivalents:

           Common stock                         39,553            32,859
           Assumed exercise of options           1,299               728
                                               _______           _______

               Total shares                     40,852            33,587
                                               =======           =======
       Primary earnings per share
         attributable to common stock          $  0.37           $  0.33
                                               =======           =======
    Fully diluted earnings per share:

        Net income attributable to
          common stock assuming
          conversion of Series A
          cumulative convertible
          preferred stock                      $20,702           $11,246
                                               =======           =======
        Weighted average number of
          common shares and common
          share equivalents:

            Common stock                        39,553            32,859
            Assumed exercise of options          1,682               728
            Assumed conversion of
             Series A cumulative
             convertible preferred stock        16,961
                                               _______           _______
                Total shares, assuming
                 full dilution                  58,196            33,587
                                               =======           =======

        Fully diluted earnings per share       $  0.36           $  0.33
                                               =======           =======